8x8 Closes Acquisition of Fuze

CAMPBELL, Calif.— January 18, 2022 — 8x8, Inc. (NYSE: EGHT), a leading integrated cloud communications platform provider, today announced the completion of the acquisition of Fuze, Inc., a leader in cloud-based communications for the enterprise, for approximately $250 million in stock and cash. The acquisition further accelerates 8x8 XCaaS™ (eXperience Communications as a Service™) innovation, and expands 8x8’s enterprise customer base and global presence.

“We are excited to welcome Fuze employees, customers and partners to 8x8. We are committed to supporting the Fuze platform, while offering the best of both platforms to all of our customers,” said Dave Sipes, Chief Executive Officer at 8x8, Inc. “With this acquisition we can further extend our XCaaS offering to deliver a differentiated experience for enterprise organizations, which is instrumental as we drive to become a $1 Billion revenue SaaS business.”

8x8 allows enterprise organizations to enhance employee and customer experience as they move off legacy on-premises systems to an integrated, single-vendor cloud contact center, voice, team chat, video meetings, and CPaaS embeddable APIs solution.

About 8x8 Inc.
8x8, Inc. (NYSE: EGHT) is transforming the future of business communications as a leading Software as a Service provider of 8x8 XCaaS™ (eXperience Communications as a Service™), an integrated contact center, voice communications, video, chat, and API solution built on one global cloud communications platform. 8x8 uniquely eliminates the silos between Unified Communications as a Service (UCaaS) and Contact Center as a Service (CCaaS) to power the communications requirements of all employees globally as they work together to deliver differentiated customer experiences. For additional information, visit www.8x8.com, or follow 8x8 on LinkedIn, Twitter and Facebook.

8x8®, 8x8 XCaaS™, eXperience Communications as a Service™ are trademarks of 8x8, Inc.

Forward Looking Statements:
This news release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934. Any statements that are not statements of historical fact may be deemed to be forward-looking statements. For example, words such as "may," "will," "should," "estimates," "predicts," "potential," "continue," "strategy," "believes," "anticipates," "plans," "expects," "intends," and similar expressions are intended to identify forward-looking statements. These forward-looking statements, include but are not limited to: on-going support for Fuze customers on the Fuze platform; and 8x8’s progress to reaching $1 Billion in revenue. You should not place undue reliance on such forward-looking statements. Actual results could differ materially from those projected in forward-looking statements depending on a variety of factors, including, but not limited to: changing industry trends, operational and economic impacts of the COVID-19 pandemic, new product innovations and integrations, market demand for our products, channel and e-commerce growth, customer acquisition and support costs, customer churn, future operating performance and efficiencies, financial outlook, revenue growth, and profitability. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" in the Company's reports on Forms 10-K and 10-Q, as well as other reports that 8x8 files from time to time with the Securities and Exchange Commission. All forward-looking statements are qualified in their entirety by this cautionary statement, and 8x8 undertakes no obligation to update publicly any forward-looking statement for any reason, except as required by law, even as new information becomes available or other events occur in the future.

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8x8, Inc. Contacts:

Investor Relations:
Kate Patterson, 1-408-763-8175
katherine.patterson@8x8.com

Media:
John Sun, 1-408-692-7054
john.sun@8x8.com